                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934


                          FIRST SIERRA FINANCIAL, INC.
                                (Name of Issuer)

                    Common Stock, $0.01 par value per share
                         (Title of Class of Securities)


                                  335944 10 4
                                 (CUSIP Number)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                 [ ]      Rule 13d-1(b)
                 [ ]      Rule 13d-1(c)
                 [X]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 335944 10 4                                             Page 2 of 11
--------------------------------------------------------------------------------


1.       NAME OF REPORTING PERSON
         Redstone Group, Ltd.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Not Applicable

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas
--------------------------------------------------------------------------------
  NUMBER OF    |    5.  SOLE VOTING POWER
               |
    SHARES     |        1,423,151
               |
 BENEFICIALLY  |    6.  SHARED VOTING POWER
               |
   OWNED BY    |        -0-

     EACH      |    7.  SOLE DISPOSITIVE POWER
               |
   REPORTING   |        1,423,151

    PERSON     |    8.  SHARED DISPOSITIVE POWER
               |
     WITH      |        -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,423,151
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.38%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

CUSIP No. 335944 10 4                                             Page 3 of 11
--------------------------------------------------------------------------------


1.       NAME OF REPORTING PERSON
         Redstone, Inc.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Not Applicable

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas
--------------------------------------------------------------------------------
  NUMBER OF    |    5.  SOLE VOTING POWER
               |
    SHARES     |        1,423,151
               |
 BENEFICIALLY  |    6.  SHARED VOTING POWER
               |
   OWNED BY    |        -0-

     EACH      |    7.  SOLE DISPOSITIVE POWER
               |
   REPORTING   |        1,423,151

    PERSON     |    8.  SHARED DISPOSITIVE POWER
               |
     WITH      |        -0-

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,423,151
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.38%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         CO

CUSIP No. 335944 10 4                                             Page 4 of 11
--------------------------------------------------------------------------------


1.       NAME OF REPORTING PERSON
         David L. Solomon

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Not Applicable

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
--------------------------------------------------------------------------------
  NUMBER OF    |    5.  SOLE VOTING POWER
               |
    SHARES     |        711,849
               |
 BENEFICIALLY  |    6.  SHARED VOTING POWER
               |
   OWNED BY    |        2,135,000

     EACH      |    7.  SOLE DISPOSITIVE POWER
               |
   REPORTING   |        711,849

    PERSON     |    8.  SHARED DISPOSITIVE POWER
               |
     WITH      |        2,135,000

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,135,000
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         18.58%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN

CUSIP No. 335944 10 4                                             Page 5 of 11
--------------------------------------------------------------------------------


1.       NAME OF REPORTING PERSON
         David C. Shindeldecker

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Not Applicable

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
--------------------------------------------------------------------------------
  NUMBER OF    |    5.  SOLE VOTING POWER
               |
    SHARES     |        104,867
               |
 BENEFICIALLY  |    6.  SHARED VOTING POWER
               |
   OWNED BY    |        1,528,018

     EACH      |    7.  SOLE DISPOSITIVE POWER
               |
   REPORTING   |        104,867

    PERSON     |    8.  SHARED DISPOSITIVE POWER
               |
     WITH      |        1,528,018

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,528,018
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         13.30%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN

CUSIP No. 335944 10 4                                             Page 6 of 11
--------------------------------------------------------------------------------


Item 1(a)      Name of Issuer:

               First Sierra Financial, Inc.
--------------------------------------------------------------------------------
Item 1(b)      Address of Issuer's Principal Executive Offices:

               600 Travis Street
               Houston, Texas 77002
--------------------------------------------------------------------------------
Item 2(a)      Name of Person Filing:

               Redstone Group, Ltd., a Texas limited partnership, Redstone, Inc., a Texas corporation, that is also the sole general partner of Redstone Group, Ltd., David L. Solomon and David C. Shindeldecker. Mr. Solomon and Mr. Shindeldecker are each executive officers and the sole shareholders of Redstone, Inc., the sole general partner of Redstone Group, Ltd., and each have the power to direct the disposition or votes of the shares of Common Stock of First Sierra Financial, Inc. that are the subject of this Schedule 13(G). Each of such persons are hereinafter referred to collectively as "Reporting
               Person".
--------------------------------------------------------------------------------
Item 2(b)      Address of Principal Business Office:

               5847 San Felipe, Suite 320
               Houston, Texas 77057
--------------------------------------------------------------------------------
Item 2(c)      Citizenship:

               Redstone Group, Ltd. is a Texas limited partnership. Redstone, Inc. is a Texas corporation. Messrs. Solomon and Shindeldecker are each citizens of the United States of America.
--------------------------------------------------------------------------------
Item 2(d)      Title of Class of Securities:

               Common Stock, $0.01 par value
--------------------------------------------------------------------------------
Item 2(e)      CUSIP Number:

               335944 10 4
--------------------------------------------------------------------------------
Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

CUSIP No. 335944 10 4                                             Page 7 of 11
--------------------------------------------------------------------------------


                     (a)     [ ]      Broker or Dealer registered under
                                      Section 15 of the Act.

                     (b)     [ ]      Bank as defined in Section 3(a)(6)
                                      of the Act.

                     (c)     [ ]      Insurance Company as defined in
                                      Section 3(a)(19) of the Act.

                     (d)     [ ]      Investment Company registered under
                                      Section 8 of the Investment Company Act.

                     (e)     [ ]      An investment adviser in accordance
                                      with Rule 13d-1(b)(1)(ii)(D);

                     (f)     [ ]      An employee benefit plan endowment
                                      fund in accordance with Rule 13d-
                                      1(b)(1)(ii)(F);

                     (g)     [ ]      A parent holding company or control
                                      person in accordance with Rule 13d-
                                      1(b)(ii)(G);

                     (h)     [ ]      A savings association as defined in
                                      Section 3(b) of the Federal Deposit
                                      Insurance Act;

                     (i)     [ ]      A church plan that is excluded from
                                      the definition of an investment
                                      company under Section 3(c)(14) of
                                      the Investment Company Act;

                     (j)     [ ]      Group, in accordance with Rule
                                      13d-1(b)(1)(ii)(J).

                     If this statement is filed pursuant to Rule 13d-1(c),
                     check this box.       [ ]

--------------------------------------------------------------------------------
Item 4(a)            Amounts Beneficially Owned:

                     Redstone Group, Ltd.              1,423,151
                     Redstone, Inc.                    1,423,151
                     David L. Solomon                  2,135,000
                     David C. Shindeldecker            1,528,018

--------------------------------------------------------------------------------

CUSIP No. 335944 10 4                                             Page 8 of 11
--------------------------------------------------------------------------------


Item 4(b)      Percent of Class:

               Redstone Group, Ltd.                12.38%
               Redstone, Inc.                      12.38%
               David L. Solomon                    18.56%
               David C. Shindeldecker              13.30%

--------------------------------------------------------------------------------
Item 4(c)      Number of shares as to which such person has:

               (i)        sole power to vote or to direct the vote:

                          Redstone Group, Ltd.              1,423,151
                          Redstone, Inc.                    1,423,151
                          David L. Solomon                    711,849
                          David C. Shindeldecker              104,867

               (ii)       shared power to vote or to direct the vote:

                          Redstone Group, Ltd.              1,423,151
                          Redstone, Inc.                    1,423,151
                          David L. Solomon                  2,135,000
                          David C. Shindeldecker            1,528,018

               (iii)      sole power to dispose or to direct the
                          disposition of:

                          Redstone Group, Ltd.              1,423,151
                          Redstone, Inc.                    1,423,151
                          David L. Solomon                    711,849
                          David C. Shindeldecker              104,867

               (iv) shared power to dispose or to direct the disposition of :

                          Redstone Group, Ltd.              1,423,151
                          Redstone, Inc.                    1,423,151
                          David L. Solomon                  2,135,000
                          David C. Shindeldecker            1,528,018

Item 5           Ownership of Five Percent or Less of a Class:

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

CUSIP No. 335944 10 4                                             Page 9 of 11
--------------------------------------------------------------------------------


Item 6           Ownership of More than Five Percent on Behalf of Another
                 Person:

                 Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                 Company:

                 Not Applicable

Item 8           Identification and Classification of Members of the Group:

                 Not Applicable

Item 9           Notice of Dissolution of Group:

                 Not Applicable

Item 10          Certification:

                 By signing below each of the reporting persons certify that, to the best of my knowledge and belief the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Dated: April 3, 1998

                                        REDSTONE GROUP, LTD.

                                        By: Redstone, Inc., General Partner


                                            By: /s/Ivana Shumberg
                                               -------------------------------
                                               Ivana Shumberg
                                               Executive Vice President

CUSIP No. 335944 10 4                                             Page 10 of 11
--------------------------------------------------------------------------------


                                        REDSTONE, INC.




                                        By: /s/ IVANA SHUMBERG
                                           -----------------------------------
                                                Ivana Shumberg
                                           Executive Vice President



                                        By:  /s/ DAVID L. SOLOMON
                                            ----------------------------------
                                                 David L. Solomon


                                        By: /s/ DAVID C. SHINDELDECKER
                                            ----------------------------------
                                                David C. Shindeldecker

CUSIP No. 335944 10 4                                             Page 11 of 11
--------------------------------------------------------------------------------


                           JOINT FILING AGREEMENT
                        PURSUANT TO RULE 13d-1(k)(1)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date:    April 3, 1998

                                        REDSTONE GROUP, LTD.

                                        By: Redstone, Inc., General Partner


                                            By: /S/ IVANA SHUMBERG
                                                ------------------------------
                                                Ivana Shumberg
                                                Executive Vice President

                                        REDSTONE, INC.



                                        By: /s/ IVANA SHUMBERG
                                           -----------------------------------
                                                Ivana Shumberg
                                            Executive Vice President



                                        By: /s/ DAVID L. SOLOMON
                                          ------------------------------------
                                                 David L. Solomon



                                        By: /s/ DAVID C. SHINDELDECKER
                                            ----------------------------------
                                                David C. Shindeldecker